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                                                                      EXHIBIT 99

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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                S1 CORPORATION,

                           DAVIDGE DATA SYSTEMS CORP.

                                      AND

                              GL CONSULTANTS, INC

                          DATED AS OF OCTOBER 20, 2004
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                                Table of Contents

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                                                                                                                Page

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ARTICLE I SALE AND PURCHASE OF STOCK.............................................................................1
           1.1               Sale and Purchase of Stock..........................................................1
           1.2               Purchase Price......................................................................1
ARTICLE II CLOSING...............................................................................................1
ARTICLE III REPRESENTATIONS AND WARRANTIES OF DAVIDGE AND S1.....................................................2
           3.1               Corporate Organization..............................................................2
           3.2               Capitalization......................................................................2
           3.3               Authority; No Violation.............................................................2
           3.4               Consents and Approvals..............................................................3
           3.5               Financial Statements; Books and Records.............................................3
           3.6               Accounts Receivable; Accounts Payable...............................................4
           3.7               Broker's Fees.......................................................................4
           3.8               Absence of Certain Changes or Events................................................4
           3.9               Legal Proceedings...................................................................5
           3.10              Taxes and Tax Returns...............................................................6
           3.11              Employee Plans......................................................................7
           3.12              Labor and Employment Matters........................................................8
           3.13              Certain Contracts...................................................................9
           3.14              Agreements with Regulatory Agencies.................................................10
           3.15              Environmental Matters...............................................................10
           3.16              Properties and Assets...............................................................11
           3.17              Insurance...........................................................................11
           3.18              Compliance with Applicable Laws; Permits............................................12
           3.19              Intellectual Property...............................................................12
           3.20              Bank Accounts.......................................................................14
           3.21              Intercompany Arrangements...........................................................14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF S1..................................................................14
           4.1               Corporate Organization..............................................................14
           4.2               Brokers.............................................................................14
           4.3               Vote Required.......................................................................15
           4.4               Title to the Shares.................................................................15
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................................15
           5.1               Corporate Organization..............................................................15
           5.2               Authority; No Violation.............................................................15
           5.3               Consents and Approvals..............................................................16
           5.4               Disclosure of Information...........................................................16
           5.5               No Knowledge of Breach of Representations and Warranties............................16
           5.6               Financing...........................................................................16
           5.7               Broker's Fees.......................................................................17
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS.............................................................17
           6.1               Covenants of Davidge................................................................17
ARTICLE VII ADDITIONAL AGREEMENTS................................................................................18
           7.1               Regulatory Matters..................................................................18
           7.2               Access to Information...............................................................19
           7.3               Legal Conditions to Stock Purchase..................................................19
           7.4               Agreement to Retain Shares..........................................................19
           7.5               Employees...........................................................................20
           7.6               Advice of Changes...................................................................20
           7.7               Current Information.................................................................20
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           7.8               Indemnification.....................................................................20
           7.9               Claim for Indemnification...........................................................21
           7.10              Post-Closing Cooperation............................................................23
           7.11              Tax Matters.........................................................................24
           7.12              New York Sublease...................................................................24
           7.13              Accounts Receivable.................................................................24
           7.14              Non-Compete.........................................................................24
ARTICLE VIII CONDITIONS PRECEDENT................................................................................25
           8.1               Conditions to Each Party's Obligation to Effect the Stock Purchase..................25
           8.2               Conditions to Obligations of Purchaser..............................................25
           8.3               Conditions to Obligations of Davidge and S1.........................................26
ARTICLE IX TERMINATION AND AMENDMENT.............................................................................27
           9.1               Termination.........................................................................27
           9.2               Effect of Termination...............................................................28
           9.3               Amendment...........................................................................28
           9.4               Extension; Waiver...................................................................28
ARTICLE X GENERAL PROVISIONS.....................................................................................28
           10.1              Expenses............................................................................28
           10.2              Notices.............................................................................28
           10.3              Interpretation......................................................................29
           10.4              Counterparts........................................................................29
           10.5              Entire Agreement; Construction......................................................30
           10.6              Governing Law.......................................................................30
           10.7              Enforcement of Agreement............................................................30
           10.8              Severability........................................................................30
           10.9              Publicity...........................................................................30
           10.10             Assignment; Limitation of Benefits..................................................30
           10.11             Survival............................................................................31
           10.12             Additional Definitions..............................................................31
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                                       2
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                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of October 20, 2004, by and among GL Consultants, Inc., a New York corporation ("PURCHASER"), S1 Corporation, a Delaware corporation ("S1"), and Davidge Data Systems Corp., a New York corporation ("DAVIDGE" and, together with S1, the "SELLERS").

                              W I T N E S S E T H:

                  WHEREAS, Purchaser desires to acquire Davidge;

                  WHEREAS, S1 owns all of the issued and outstanding shares of capital stock of Davidge;

                  WHEREAS, S1 desires to sell and Purchaser desires to purchase all of the issued and outstanding shares of capital stock of Davidge at the price and upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein and intending to be legally bound hereby, the parties hereto agree as follows:



                                   ARTICLE I
                           SALE AND PURCHASE OF STOCK

                  1.1      SALE AND PURCHASE OF STOCK.

                  On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, S1 agrees to sell to Purchaser, and Purchaser agrees to purchase from S1, 100 shares of issued and outstanding common stock of Davidge, par value $0.01 per share ("DAVIDGE COMMON STOCK"), which shares constitute all of the outstanding shares of capital stock of Davidge (the "SHARES"), at the purchase price specified in
Section 1.2 (the "STOCK PURCHASE").

                  1.2      PURCHASE PRICE.

                  The purchase price for the Shares shall be equal to (i) $12,523,687 (the "FIRM CONSIDERATION") plus (ii) such additional consideration as calculated pursuant to the terms and conditions set forth in ANNEX A hereto (the "EARN-OUT CONSIDERATION" and, together with the Firm Consideration, the "PURCHASE PRICE").


                                   ARTICLE II
                                     CLOSING

                  Subject to the terms and conditions of this Agreement, the closing of the Stock Purchase (the "CLOSING") will take place at 10:00 a.m., New York time, at the offices of Hogan & Hartson L.L.P. on the date hereof or as soon as reasonably practicable following the satisfaction or waiver of all conditions precedent specified under Article VIII hereof (except for those conditions which by their terms are to be satisfied at Closing), or on such other date, place and time as the parties may agree in writing (the

"CLOSING DATE").

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF DAVIDGE AND S1

                  Davidge and S1, severally and not jointly, hereby make the following representations and warranties to Purchaser as set forth in this
Article III, subject to the exceptions disclosed in writing in the Sellers Disclosure Schedule as of the date hereof, each of which is being relied upon by Purchaser as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Davidge and S1 referenced below and attached to this Agreement are collectively referred to herein as the "SELLERS DISCLOSURE SCHEDULE."

                  3.1      CORPORATE ORGANIZATION.

                  (a) Davidge is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Except as set forth in Section 3.1(a) of the Sellers Disclosure Schedule, Davidge has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, which jurisdictions are set forth in Section 3.1(a) of the Sellers Disclosure Schedule. The copies of the Certificate of Incorporation and By-Laws of Davidge, which are attached at Section 3.1(a) of the Sellers Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

                  (b) There is no corporation, partnership or other organization, whether incorporated or unincorporated, which is either directly or indirectly owned by Davidge.

                  3.2      CAPITALIZATION.

                  The authorized capital stock of Davidge consists of 20,000 shares of Davidge Common Stock. As of the date hereof, there are 100 shares of Davidge Common Stock issued and outstanding and no shares of Davidge Common Stock held in Davidge's treasury. All of the issued and outstanding shares of Davidge Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and all of such shares are owned by S1 free and clear of all liens, pledges, charges, claims, encumbrances, security interests, options, mortgages, rights of first refusal or similar restrictions. Davidge does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Davidge Common Stock or any other equity security of Davidge or any securities representing the right to purchase or otherwise receive any shares of Davidge Common Stock or any other equity security of Davidge.

                  3.3      AUTHORITY; NO VIOLATION.

                  (a) Each of the Sellers has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all necessary corporate action on the part of each of S1 and Davidge. No other corporate proceedings on the part of either Davidge or S1 are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly


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executed and delivered by each of the Sellers and, assuming due authorization, execution and delivery by Purchaser of this Agreement, constitutes a valid and binding obligation of each of the Sellers, enforceable against the Sellers in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Except as set forth at Section 3.3(b) of the Sellers Disclosure Schedule, none of the execution and delivery of this Agreement by the Sellers, the consummation by the Sellers of the transactions contemplated hereby, or compliance by the Sellers with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws of either of the Sellers, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws (as defined in Section 10.12) applicable to either Seller or any of Davidge's respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Davidge under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Davidge is a party, or by which Davidge or any of its respective properties or assets may be bound or affected.

                  3.4      CONSENTS AND APPROVALS.

                  (a) Except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities or antitrust laws, and (ii) such filings, authorizations or approvals, in each case as may be set forth in
Section 3.4(a) of the Sellers Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "GOVERNMENTAL ENTITY"), or with any third party are necessary in connection with (1) the execution and delivery by the Sellers of this Agreement, and (2) the consummation of the Stock Purchase and the other transactions contemplated hereby.

                  (b) Except as set forth in Section 3.4(b) of the Sellers Disclosure Schedule, Sellers have no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in
Section 3.4(a) cannot be obtained or granted on a timely basis.

                  3.5      FINANCIAL STATEMENTS; BOOKS AND RECORDS.

                  Attached at Section 3.5 of the Sellers Disclosure Schedule are true, correct and complete copies of the unaudited financial statements of Davidge as of December 31, 2003 and the unaudited interim financial statements of Davidge as of and for the six months ended June 30, 2004. The financial statements referred to in this Section 3.5 (including the related notes, where applicable) (the "FINANCIAL STATEMENTS") fairly present (subject, in the case of the unaudited interim financial statements for the six months ended June 30, 2004 only, to recurring audit adjustments normal in nature and amount) the results of the operations and financial condition of Davidge for the respective fiscal periods or as of the respective dates therein set forth; the Financial Statements comply with applicable accounting requirements and have been prepared in accordance with US generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Davidge have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. As of the Closing Date, goodwill shall not appear on the Davidge balance sheet.



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                  3.6      ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE

                  Except as set forth on Section 3.6 of the Sellers Disclosure Schedule, the notes and accounts receivable of Davidge, as set forth on the Financial Statements or arising since the date thereof, have arisen in the ordinary course of business consistent with past practice, and have arisen out of legal and bona fide sales of goods, performance of services and other business transactions in the ordinary course of business, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Davidge and, to the knowledge of the Sellers, are not subject to set-offs or counterclaims. Section 3.6 of the Sellers Disclosure Schedule also sets forth the accounts payable of Davidge as of June 30, 2004. Except as set forth on Section 3.6 of the Sellers Disclosure Schedule, Davidge does not have any single account payable which exceeds $5,000.

                  3.7      BROKER'S FEES.

                  None of Davidge, nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                  3.8      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  (a) Except as disclosed in Section 3.8 of the Sellers Disclosure Schedule or in the Financial Statements, since June 30, 2004:

                           (i)      Davidge has not sold, leased, transferred,
or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

                           (ii)     Davidge has not entered into any agreement,
contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

                           (iii)    no party (including Davidge) has terminated
or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Davidge is a party or by which any of them is bound and has not modified any agreement, contract, lease or license outside the ordinary course of business;

                           (iv)     the Sellers have received no notice of, and
to the knowledge of the Sellers there has been no security interest imposed upon any of Davidge's assets, tangible or intangible;

                           (v)      other than in connection with customer
agreements, Davidge has not made any capital expenditure (or series of related capital expenditures) or capital investment involving more than $10,000;

                           (vi)     Davidge has not issued, sold, or otherwise
disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                           (vii)    Davidge has not declared, set aside, or paid
any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                           (viii)   Davidge has not issued any note, bond, or
other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;


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                           (ix)     Davidge has not delayed or postponed the
payment of accounts payable and other Liabilities outside the ordinary course of business;

                           (x)      there has not been any change in the
accounting principles followed by Davidge;

                           (xi)     Davidge has not cancelled, compromised,
waived, or released any right or claim (or series of related rights and claims);

                           (xii)    other than in the ordinary course of
business, Davidge has not granted any license or sublicense of any rights under or with respect to any Intellectual Property (as defined in Section 3.19);

                           (xiii)   there has been no change made or authorized
in the Certificate of Incorporation or By-Laws of Davidge;

                           (xiv)    Davidge has not made any loan to, or entered
into any other transaction with, any of its directors, officers, or employees outside the ordinary course of business;

                           (xv)     Davidge has not granted any increase in the
base compensation of any of its directors, officers, and employees;

                           (xvi)    Davidge has not adopted, amended, modified,
or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Davidge Plan (as defined in Section 3.11));

                           (xvii)   Davidge has not made any other change in
employment terms for any of its directors, officers, and employees;

                           (xviii)  to the knowledge of the Sellers, Davidge has
not incurred any other material liability, except as contemplated by this Agreement or in the ordinary course of its business consistent with past practices;

                           (xix)    to the knowledge of the Sellers, no event
has occurred which has had, or would have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 10.12) on Davidge; and

                           (xx)     Neither S1 nor Davidge has committed to any
of the foregoing.

                  (b) Since June 30, 2004, Davidge has carried on its business in the ordinary course consistent with its past practices.

                  3.9      LEGAL PROCEEDINGS.

                  (a) Except as disclosed on Section 3.9 to the Sellers Disclosure Schedule, Davidge is not a party to any, and there are no pending or, to the knowledge of Davidge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Davidge.

                  (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Davidge or the assets of Davidge.

                  (c) No Governmental Entity has at any time challenged or questioned in a writing delivered to Davidge the legal right of Davidge to design, manufacture, offer or sell any of its products or services in the present manner or style thereof. As of the date hereof, to the knowledge of Sellers, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a bona fide basis for a director or executive officer of Davidge to seek indemnification from Davidge.

                  3.10     TAXES AND TAX RETURNS.

                  (a) Since April 12, 2000, Davidge has paid (or there have been paid on its behalf) all Taxes relating to the income, business or assets of Davidge (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

                  (b) Since April 12, 2000, Davidge has filed (or there have been filed on its behalf) on a timely basis all Tax Returns that are required to have been filed with respect to the income, business or assets of Davidge, subject to any applicable extensions as described in Section 3.10(b) of the Sellers Disclosure Schedule. All such Tax Returns, to the extent they relate to Davidge, were accurate and complete in all material respects. Except as described in Section 3.10(b) of the Sellers Disclosure Schedule, Davidge is not the beneficiary of any extension of time within which to file any Tax Return. Since April 12, 2000, Davidge has not received notice of a claim by an authority in a jurisdiction where Davidge does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and to the knowledge of the Sellers, there is no such claim outstanding or pending. Davidge has not given, and is not subject to, any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. Except as set forth in Section 3.10(b) of the Sellers Disclosure Schedule, since June 30, 2004, the Sellers have received no notice of, and to the knowledge of the Sellers there has been no security interests on any of the assets of Davidge that arose in connection with any failure (or alleged failure) to pay any Tax. To the knowledge of the Sellers, prior to April 12, 2000, Davidge filed (or there were filed on its behalf) on a timely basis all Tax Returns that were required to have been filed with respect to the income, business or assets of Davidge and all such Tax Returns, to the extent they relate to Davidge, were to the knowledge of the Sellers accurate and complete in all material respects.

                  (c) Since April 12, 2000, Davidge has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (d) There is no dispute or claim concerning any liability for Taxes of or with respect to Davidge either (i) claimed or raised by any authority in writing or (ii) as to which Davidge has knowledge based upon personal contact with any agent of such authority. Section 3.10(d) to the Sellers Disclosure Schedule sets forth a complete and accurate list of Tax Returns filed with respect to the taxable periods of Davidge ended on or after April 12, 2000; indicates those Tax Returns that have been audited; and indicates those Tax Returns that currently are the subject of an audit.

                  (e) The unpaid Taxes of Davidge (i) did not, as of the date of the most recent Financial Statements, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Financial Statements (without reference to any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Davidge in filing its Tax Returns.

                  (f) Davidge has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Davidge has disclosed on its federal income Tax Returns filed after April 12, 2000 all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Davidge has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

                  (g)      For purposes of this Agreement:

                  "TAX" means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, withholding tax, social security tax or unemployment tax, levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

                  "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

                  "TAXING AUTHORITY" means any:

                           (a)      nation, state, county, city, town, village,
district, or other jurisdiction of any nature;

                           (b)      federal, state, local, municipal, foreign,
or other government;

                           (c)      governmental or quasi-governmental authority
of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                           (d)      multi-national organization or body; or

                           (e)      body exercising, or entitled to exercise,
any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                  3.11     EMPLOYEE PLANS.

                  (a) Section 3.11 of Sellers Disclosure Schedule sets forth a complete list of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other plan, arrangement or agreement providing benefits that is maintained, administered or contributed to by Davidge or any of its ERISA Affiliates and covers any current employee of Davidge (collectively, the "DAVIDGE PLANS"). For purposes of this Section 3.11, "ERISA AFFILIATE" of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA. Each Davidge Plan that is an "employee benefit plan," as defined in Section 3(3) of

ERISA, is referred to as a "DAVIDGE ERISA PLAN." Sellers have furnished or otherwise made available for Purchaser's review true and complete copies of each Davidge Plan or a summary of such plan.

                  (b) Davidge and its ERISA Affiliates have performed all of their material obligations under all Davidge Plans since April 12, 2000. Davidge has no liability in any material amount to the IRS, the U.S. Pension Benefit Guaranty Corporation or to any other governmental or quasi-governmental agency or authority with respect to any Davidge Plan. No Davidge ERISA Plan is subject to Title IV of ERISA and no Davidge Plan is subject to the minimum funding requirements of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. Neither Davidge nor any of its ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "MULTIPLE EMPLOYER PLAN"). Neither Davidge nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. "WITHDRAWAL LIABILITY" means liability to a Multiple Employer Plan or a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiple Employer Plan or Multiemployer Plan. "MULTIEMPLOYER PLAN" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

                  (c) Except as set forth at Section 3.11(c) of the Sellers Disclosure Schedule, (i) each of the Davidge Plans has been operated and administered in all material respects in compliance with applicable Laws since April 12, 2000, (ii) no Davidge Plan is intended to be "qualified" within the meaning of Section 401 of the Code, (iii) no Davidge Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Davidge beyond their retirement or other termination of service, other than (a) coverage mandated by applicable Law, (b) death benefits or retirement benefits under a Davidge Plan that also provides post-retirement income, annuity or pension benefits, (c) deferred compensation benefits under a Davidge Plan that are accrued as Liabilities in the Financial Statements in accordance with GAAP, or (d) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) all contributions or other amounts payable by Davidge with respect to each Davidge Plan and all other Liabilities of Davidge with respect to each Davidge Plan, as to current or prior plan years ending after April 12, 2000 have been paid or accrued in the Financial Statements in accordance with GAAP, (v) since April 12, 2000, Davidge has not engaged in a "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code in connection with which Davidge could be subject to either any excise tax or civil penalty assessed pursuant to ERISA or the Code, (vi) to the knowledge of Sellers, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Davidge Plans or any trusts related thereto, and (vii) no Davidge Plan, either individually or collectively, provides for any material payment by Davidge that would not be deductible for U.S. federal income tax purposes pursuant to Sections 162(a)(1), 162(m) or 404 of the Code or that, after giving effect to the transactions contemplated by this Agreement, would constitute an "excess parachute payment" as defined in Code Section 280G.

                  (d) Except as set forth at Section 3.11(d) of the Sellers Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Stock Purchase will not (i) require Davidge to make a larger contribution to, or pay greater benefits under, any of the Davidge Plans than it otherwise would have been required to make or pay as of the date of this Agreement, or (ii) create, give rise to or accelerate the payment of any bonus, severance or other payments or additional vested rights or service credits under any Davidge Plan.

                  3.12     LABOR AND EMPLOYMENT MATTERS

                  Section 3.12 of the Sellers Disclosure Schedule sets forth as of the date of this Agreement (i) the names and titles of, current annual base salary, commission rates or hourly rates for and accrued vacation of all employees of Davidge, together with all accrued commissions and bonuses of Davidge and (ii) employment agreements, stock option plans, stock purchase plans, bonus plans, incentive award plans or policies, deferred compensation plans or policies, executive compensation or supplemental income plan or policy or any other employee benefit plan applicable to Davidge. Except as set forth in Section 3.12 of the Sellers Disclosure Schedule, the execution and delivery of this agreement and the consummation of the transactions contemplated hereby will not create, give rise or accelerate the payment of any bonus, severance or other payment or additional vested rights or service credits under any employment agreement, stock option plan or policy, executive compensation or supplemental income plan or policy or any other employee benefit plan applicable to Davidge.

                  To the knowledge of the Sellers, no person employed by Davidge has, in respect of his or her activities to date on behalf of Davidge, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and to the knowledge of the Sellers, no other person employed by Davidge has employed any trade secrets or any information or documentation proprietary to any former employer, or has violated any confidential relationship that such person may have had with any third party, in connection with the development, manufacture and sale of any products, or relating in any way to the business of Davidge.

                  3.13     CERTAIN CONTRACTS.

                  (a) Except as set forth at Section 3.13 of the Sellers Disclosure Schedule, Davidge is not a party to or bound by any written or oral:

                           (i)      agreement, contract, arrangement or
commitment with any present or former employee or consultant for the employment of any person including any consultant and there are no offer letters for employment with Davidge outstanding as of the date hereof;

                           (ii)     agreement, contract, commitment or
arrangement with any labor union or other representative of employees (including any collective bargaining agreement);

                           (iii)    agreement, contract or commitment for the
future purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $25,000 annually or more, other than in connection with the purchase of hardware or equipment on behalf of a Davidge customer;

                           (iv)     third party commission, representative,
distributorship or sales agency agreement, contract or commitment continuing over a period of more than six months from the date hereof or exceeding $10,000 in value;

                           (v)      conditional sale agreement under which
Davidge is either the seller or the purchaser;

                           (vi)     other than with S1, note, debenture, bond,
trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person;

                           (vii)    agreement, contract or commitment limiting
or restraining Davidge or any respective successor thereto from engaging or competing in any aspect of the business, granting any exclusive distribution rights;

                           (viii)   license (except any license in the ordinary
course of business and except as would otherwise not have a Material Adverse Effect on Davidge), franchise, distributorship or other agreement which relates in whole or in part to any Intellectual Property, including, without limitation, any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by Davidge, but excluding any "shrink-wrap" or other similar licenses;

                           (ix)     agreement, contract, or commitment relating
to the disposition or acquisition by Davidge after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Davidge has any material ownership interest in any corporation, partnership, joint venture or other business enterprise that is material to Davidge's business as currently conducted;

                           (x)      agreement, contract, or commitment to
provide source code which constitutes any or part of Davidge's Intellectual Property to any third party for any product or technology;

                           (xi)     except as would otherwise not have a
Material Adverse Effect on Davidge, other agreement, contract or commitment not made in the ordinary course of business; or

                           (xii)    customer contract, which contains any
liquidated damage provisions exceeding $25,000 in any one instance.

                  Davidge has made available to Purchaser true, correct and complete copies of all agreements listed in Section 3.13 of the Sellers Disclosure Schedule. Each contract, arrangement or commitment of the type described in Section 3.13, is referred to herein as a "DAVIDGE CONTRACT," and Davidge has no knowledge of any violation of any Davidge Contract.

                  (b) Each Davidge Contract is valid and binding and in full force and effect as to the obligations of Davidge thereunder, and, to the knowledge of Davidge, is valid and binding and in full force and effect as to the obligations by the third parties thereto. Davidge has, and to the knowledge of Davidge, each third party has, in all material respects performed all obligations required to be performed by it to date under each Davidge Contract. No event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of Davidge under any such Davidge Contract or, to the knowledge of Davidge, any third party thereto.

                  3.14     AGREEMENTS WITH REGULATORY AGENCIES.

                  Davidge (i) is not subject to any cease-and-desist or other order issued by, (ii) is not a party to any written agreement, consent agreement or memorandum of understanding with, and (iii) has not adopted any board resolutions at the request of (each, whether or not set forth on Section 3.14 of the Sellers Disclosure Schedule, a "REGULATORY AGREEMENT") any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, nor has Davidge been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

                  3.15     ENVIRONMENTAL MATTERS.

                  (a) Davidge is in compliance in all material respects with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous

Hazardous Material (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  (b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of Davidge, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which Davidge has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Davidge.

                  (c) To the knowledge of Davidge, during the period of Davidge's ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

                  (d) For purposes of this Section 3.15, the term "HAZARDOUS MATERIAL" means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

                  3.16     PROPERTIES AND ASSETS.

                  Section 3.16 of the Sellers Disclosure Schedule lists (i) each real property lease, sublease or installment purchase arrangement to which Davidge or S1 (if such lease, sublease or installment purchase arrangement relates to the Davidge business) is a party; (ii) all items of tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in Davidge's Financial Statements, (b) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the Financial Statements), (c) properties and assets sold or transferred in the ordinary course of business consistent with past practices since June 30, 2004 and (d) items listed in Section 3.16 of the Sellers Disclosure Schedule, Davidge has good title to all its properties and assets, reflected in its Financial Statements, free and clear of all liens, claims, charges and other encumbrances. Davidge, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by it, and there has not occurred under any such lease any breach, violation or default by Davidge, and Davidge has not experienced any uninsured damage or destruction with respect to such properties since June 30, 2004. All properties and assets used by Davidge are in good operating condition and repair (subject to ordinary wear and tear). Davidge enjoys peaceful and undisturbed possession under all leases for the use of all property under which it is the lessee, and all leases to which Davidge is a party are valid and binding obligations of Davidge, and to the knowledge of Davidge with respect to the respective third parties thereto, enforceable, in accordance with the terms thereof. Davidge is not in material default with respect to any such lease, and there has occurred no default by Davidge or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by Davidge of any of the property owned, leased, or occupied by it.

                  3.17     INSURANCE.

                  Davidge (or S1 on behalf of Davidge) currently has in full force and effect (and will have in full force and effect until the Closing) insurance sufficient for compliance by Davidge with all requirements of Law and agreements to which Davidge is a party. The Sellers have not received notice of any outstanding insurance claims regarding Davidge and there is no claim under such insurance which remains outstanding.

                  3.18     COMPLIANCE WITH APPLICABLE LAWS; PERMITS

                  (a) Davidge owns, possesses, or has the right to use in the operation of its business all federal, state, local and, to the Sellers' knowledge, other foreign governmental permits, easements, rights, franchises, applications, filings, registrations and other authorizations ("PERMITS") which are in any manner necessary for them to conduct its business as now conducted, free and clear of all liens, charges, encumbrances and adverse claims and in substantial compliance with all laws, rules, regulations, orders and decrees. All the Permits are listed and described in Section 3.18 of the Sellers Disclosure Schedule. Davidge is not in default, nor has it received any written notice of any claim of default, with respect to any Permit.

                  (b) Since April 12, 2000, Davidge has complied in all material respects with all Laws applicable to it or to the operation of its business, and has not failed to obtain or to adhere to the material requirements of any Permit. Davidge has not received any written notice or to Sellers' knowledge, any other notice, of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

                  3.19     INTELLECTUAL PROPERTY.

                  Except, in each case, as set forth in Section 3.19 of the Sellers Disclosure Schedule:

                  (a) Davidge either (i) owns exclusively, free and clear of all liens, pledges, charges, claims, encumbrances, security interests, options, mortgages, orders, arbitration awards or similar restrictions, or (ii) is licensed or otherwise possesses valid and enforceable rights throughout the world to use, all patents, trademarks, trade names, logos, service marks, copyrights (whether registered or unregistered) including copyrights in the Software (as defined below) and any applications therefor, trade secrets and tangible or intangible proprietary information or material ("INTELLECTUAL PROPERTY") that are used by Davidge in its operations, incorporated in or form a part of any Davidge product or are used in any way for the business of Davidge. "SOFTWARE" means any and all (i) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations in digital form, including any and all data and collections of data in digital form, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, functional and technical specifications, relating to any of the foregoing. Neither Davidge in the operation of its business prior to the Closing Date, nor the utilization of the Davidge Intellectual Property prior to the Closing Date as authorized by Davidge (which shall in any event exclude any Third Party Intellectual Property) (i) infringes any third party copyrights, trademarks, service marks or trade names, and (ii) to the knowledge of the Sellers, infringes any third party patent or trade secret. The warranty in the immediately preceding sentence shall not apply to any claim which arises: (a) from any changes to the Davidge Intellectual Property after the Closing Date;
(b) as a result of the use of the Davidge Intellectual Property in a manner which is inconsistent with the way such Davidge Intellectual Property was used or authorized to be used by Davidge immediately prior to the Closing Date; or
(c) as a result of the use of the Davidge Intellectual Property in combination with any Intellectual Property not so utilized by Davidge prior to the Closing Date.

                  (b) Section 3.19(b) of the Sellers Disclosure Schedule lists all (i) patents, patent applications, registered and unregistered trademarks, trade names and service marks, and registered copyrights owned by Davidge included in the Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all Software products owned by Davidge and licensed to its customers, (iii) software licenses and value added reseller agreements, and (iv) licenses, sublicenses and other agreements as to which Davidge is a party and pursuant to which Davidge is authorized to use any third party patents, trademarks or copyrights, including Software (such items in (iv) herein "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") which are used by Davidge in its operations, incorporated in or form a part of any, Davidge product or are used in any way for the business of Davidge. Davidge's Intellectual Property and Third Party Intellectual Property Rights listed in Section 3.19 of the Sellers Disclosure
Schedule include all the material Intellectual Property rights used in the business by Davidge as now being conducted. Notwithstanding the foregoing,
Section 3.19(b) of the Sellers Disclosure Schedules does not include all of the shrink-wrap and/or click-wrap agreements related to the operation of Davidge's business.

                  (c) To the knowledge of Davidge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Davidge, any trade secret material to Davidge, or any Third Party Intellectual Property Right, by any employee of Davidge or third party for whom Davidge is responsible. Except as set forth in Section 3.19(c) of the Sellers Disclosure Schedule, there are no royalties, fees or other payments payable by Davidge to any person by reason of the ownership, use, sale or disposition of Intellectual Property.

                  (d) To the extent that Davidge has used and incorporated Third Party Intellectual Property Rights into its Software, Davidge has complied in all material respects with the terms and conditions under which such Third Party Intellectual Property Rights are licensed to Davidge, and Davidge has not received any written notice from any such third party asserting a breach of, terminating or issuing a notice to terminate any such license. Neither this Agreement nor any of the transactions contemplated by it will result in a termination or other change in the rights of Davidge with respect to any Third Party Intellectual Property Rights.

                  (e) Except in the ordinary course of business and then on a confidential basis, to the knowledge of the Sellers no disclosure has been made by Davidge or S1 to a third party of any confidential information, trade secrets or other proprietary information belonging to Davidge.

                  (f) Section 3.19(f) to the Sellers Disclosure Schedule identifies any Software for which the Software source code has been placed in escrow, the name and address of the escrow agent with respect thereto and the agreement under which the source code is to be released by the escrow agent to any person other than Davidge (a copy of which has been made available to the Purchaser).

                  (g) Except as disclosed in Section 3.19(g) of the Sellers Disclosure Schedule there are no licenses granted to a third party to use the Software source codes. No third party will obtain access to the source code of Davidge's Software (whether in whole or in part) as a result of the transactions contemplated by this Agreement.

                  (h) Since April 12, 2000, neither Davidge nor S1 has received any written notice of any opposition or other action or challenge to the validity of ownership of any of Davidge's Intellectual Property.

                  (i) To the knowledge of the Sellers, no third party who is licensing Third Party Intellectual Property Rights to Davidge has received any written notice of any opposition or other action or challenge to the validity of ownership of any such Third Party Intellectual Property Rights.

                  (j) Neither S1 nor, the to the knowledge of the Sellers, any present or former employee of, officer of, or consultant to Davidge, or any other person (including, without limitation, any employer of a current or former employee of, or consultant to, Davidge) owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any form of Davidge's Intellectual Property.

                  (k) The Software owned or purported to be owned by Davidge was either (i) developed by employees of Davidge within the scope of their employment; (ii) developed by independent contractors or consultants who have assigned their rights to Davidge pursuant to written agreements; or (iii) otherwise acquired by Davidge from a third party.

         3.20     BANK ACCOUNTS

                  Section 3.20 of the Sellers Disclosure Schedule contains an accurate list and summary description of the name and address of every bank and other financial institution in which Davidge maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto.

         3.21     INTERCOMPANY ARRANGEMENTS

                  Except as disclosed in Section 3.21 of the Sellers Disclosure Schedule, Davidge does not have any contract or arrangement currently in effect with S1 or any affiliate of S1. The Sellers will cause all liabilities owing from Davidge to S1 or any affiliate of S1 as of the close of business on the day before the Closing Date to be discharged, terminated or cancelled (i.e., after the day before the Closing Date, Davidge shall have no obligation to repay such liabilities). S1 will cause all liabilities owing from S1 or any affiliate of S1 to Davidge as of the close of business on the day before the Closing Date to be discharged, terminated or cancelled (i.e., after the Closing neither S1 nor any of its affiliates shall have any obligation to repay such liabilities).

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF S1

                  S1 hereby makes the following representations and warranties to Purchaser as set forth in this Article IV, subject to the exceptions disclosed in writing in the Sellers Disclosure Schedule as of the date hereof, each of which is being relied upon by Purchaser as a material inducement to enter into and perform this Agreement.

                  4.1      CORPORATE ORGANIZATION.

                  S1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. S1 has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary.

                  4.2      BROKERS.

                  None of S1, nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                  4.3      VOTE REQUIRED.

                  No vote of the holders of any class or series of any securities of S1 is required to approve and adopt this Agreement, to approve the Stock Purchase or otherwise to consummate the transactions contemplated by this Agreement.

                  4.4      TITLE TO THE SHARES.

                  S1 has, and on the Closing Date will have, good and valid title, free and clear of all encumbrances, to the Shares, with full right and lawful authority to transfer the Shares to Purchaser pursuant to the terms of this Agreement.


                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby makes the following representations and warranties to Davidge and S1 as set forth in this Article V, subject to the exceptions disclosed in writing in the Purchaser Disclosure Schedule as of the date hereof, each of which is being relied upon by Davidge and S1 as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of Purchaser referenced below or otherwise required of Purchaser pursuant to this Agreement are collectively referred to herein as the "PURCHASER DISCLOSURE SCHEDULE."

                  5.1      CORPORATE ORGANIZATION.

                  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New York. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

                  5.2      AUTHORITY; NO VIOLATION.

                  (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Davidge and S1) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors' rights and remedies generally. No vote of the holders of any class or series of any securities of Purchaser is required to approve and adopt this Agreement, to approve the Stock Purchase or otherwise to consummate the transactions contemplated by this Agreement.

                  (b) None of the execution and delivery of this Agreement by Purchaser, the consummation by Purchaser of the transactions contemplated hereby, or compliance by Purchaser with any of the terms or provisions hereof, will (i) violate any provision of the organizational documents of

Purchaser, or (ii) assuming that the consents and approvals referred to in
Section 5.3 are duly obtained, (x) violate any Laws applicable to Purchaser or any of its respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Purchaser under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its properties or assets may be bound or affected.

                  5.3      CONSENTS AND APPROVALS.

                  (a) Except for such consents and approvals as may be set forth in Section 5.3(a) of the Purchaser Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (i) the execution and delivery by Purchaser of this Agreement, and (ii) the consummation by Purchaser of the Stock Purchase and the other transactions contemplated hereby, except for such consents, approvals or filings the failure of which to obtain will not have a Material Adverse Effect on Purchaser.

                  (b) Purchaser has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in
Section 5.3(a) cannot be obtained or granted on a timely basis.

                  5.4      DISCLOSURE OF INFORMATION.

                  Purchaser is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "SECURITIES Act"). Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares. Purchaser further represents that it has had an opportunity to ask questions and receive answers from Davidge and S1 regarding the terms and conditions of the offering of the Shares. The foregoing, however, does not limit or modify the representations and warranties of Davidge and S1 contained in Articles III and IV of this Agreement or the right of Purchaser to rely thereon. Purchaser is an "accredited investor" within the meaning of Paragraph (a) of Rule 501 promulgated by the Securities and Exchange Commission under the Securities Act.

                  5.5      NO KNOWLEDGE OF BREACH OF REPRESENTATIONS AND
                           WARRANTIES

                  To the knowledge of Purchaser, as of the date of this Agreement, Purchaser is not aware of any facts or circumstances that might constitute a breach of any of the representations and warranties and covenants of the Sellers contained in this Agreement. Notwithstanding the foregoing, S1 shall not claim Purchaser's knowledge of the existence of United States Patent
5.864.827 issued January 26, 1999 (System and Method for Providing an Information Gateway) as a defense to S1's obligation to indemnify Purchaser with respect to a claim for breach of a representation or warranty set forth in
Section 3.19 of this Agreement.

                  5.6      FINANCING.

                  Purchaser has sufficient funds in US Dollars available to consummate the transactions contemplated by this Agreement.

                  5.7      BROKER'S FEES.

                  None of Purchaser, nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  6.1      COVENANTS OF DAVIDGE.

                  Except as set forth on Section 6.1 of the Sellers Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Purchaser, Davidge shall (and S1 shall cause Davidge to) carry on its business in the ordinary course consistent with past practices. S1 and Davidge will use their commercially reasonable efforts to (x) preserve Davidge's business organization intact, (y) keep available to Davidge and Purchaser the present services of the employees of Davidge and (z) preserve for Davidge and Purchaser the goodwill of the customers of Davidge and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Sellers Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Purchaser in writing, Davidge shall not, and S1 shall not permit Davidge to:

                           (a)      declare or pay any dividends on, or make
other distributions in respect of, any of its capital stock;

                           (b)      (i) split, combine or reclassify any shares
of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock;

                           (c)      issue, deliver or sell, or authorize or
propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing;

                           (d)      amend its Certificate of Incorporation,
By-Laws or other similar governing documents;

                           (e)      authorize or permit any of S1's or Davidge's
officers, directors, employees or agents to, directly or indirectly, solicit, initiate or knowingly encourage any inquiries relating to, or the making of any proposal for, hold substantive discussions or negotiations with, knowingly provide any information to, any person, entity or group (other than Purchaser) concerning any Acquisition Transaction (as defined below), or approve, endorse or recommend any such proposal or enter into any letter of intent or similar document or any contract, agreement or commitment relating to any Acquisition Transaction. S1 and Davidge will, as of the date hereof, cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Purchaser with respect to any of the foregoing. As used in this Agreement, "ACQUISITION TRANSACTION" shall mean any offer, proposal or expression of interest relating to (i) any tender or exchange offer, (ii) merger, consolidation or other business combination involving Davidge, or (iii) other than through the Stock Purchase and the transactions contemplated or permitted by this Agreement, the acquisition in any manner of any equity interest in, or any portion of the assets of Davidge;

                  (f)      make capital expenditures in excess of $10,000;

                  (g) enter into any new line of business or, except in the ordinary course of business, (i) enter into any material contract, or other contract requiring aggregate annual payments exceeding $10,000, or (ii) modify, amend, transfer or terminate any material contract to which Davidge is a party or waive, release, or assign any material rights thereunder;

                  (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any material amount of assets;

                  (i) change Davidge's methods of accounting in effect at December 31, 2003, except as required by changes in GAAP;

                  (j) (i) adopt any Davidge Plan or any agreement, arrangement, plan or policy between it and one or more of its current or former directors or officers, (ii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any Davidge director, officer or employee of compensation or benefits, (iii) hire any new employee or terminate any existing employee, (iv) promote any of its employees, (v) pay any retention or other bonuses to any of its employees, or (vi) pay any severance payment to any of its employees other than severance payments to Stephen Lynner and Benjamin Lichaa.

                  (k) incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

                  (l) make any equity investment or commitment to make such an investment in any entity or real estate;

                  (m)      sell, purchase or lease any real property;

                  (n)      agree or commit to do any of the actions set forth in
(a) - (m) above; or

                  (o) take any action that is intended or may reasonably be expected to result in (i) any of its representations or warranties set forth in this Agreement being or becoming untrue or (ii) any of the conditions to the Stock Purchase set forth in Article VIII not being satisfied, or (iii) a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law.


                                  ARTICLE VII
                              ADDITIONAL AGREEMENTS

                  7.1      REGULATORY MATTERS.

                  (a) The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities, as set forth in Section 3.4 of the Sellers Disclosure Schedule, which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Stock Purchase). S1, Davidge and

Purchaser shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to S1, Davidge or Purchaser, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement and will promptly notify each other of any communication with any Governmental Entity and provide the other with an opportunity to participate in any meetings with a Governmental Entity relating thereto; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to the consummation of the transactions contemplated herein.

                           (b)      Purchaser, S1 and Davidge shall promptly
advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

                  7.2      ACCESS TO INFORMATION.

                  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Davidge shall (and S1 shall cause Davidge to) provide to the officers, employees, accountants, counsel and other representatives of Purchaser, access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, commitments and records and, during such period, Davidge shall make available to Purchaser such information concerning its business, properties and personnel as Purchaser may reasonably request. Purchaser will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidential Information and Non-Disclosure Agreement between Purchaser and S1 (the "CONFIDENTIALITY AGREEMENT"). The parties hereto agree and acknowledge that the Confidentiality Agreement will continue in full force and effect in accordance with its terms.

                  7.3      LEGAL CONDITIONS TO STOCK PURCHASE.

                  Each of the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Stock Purchase and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement.

                  7.4      AGREEMENT TO RETAIN SHARES.

                  S1 agrees not to transfer (except as may be specifically required by court order or by operation of law, in which case any such transferee shall agree to be bound hereby), sell, exchange, pledge or otherwise dispose of or encumber any of the Shares or make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "EXPIRATION DATE" shall mean the earlier to occur of (i) the Closing, or (ii) termination of this Agreement in accordance with the terms thereof.

                  7.5      EMPLOYEES.

                  (a) Nothing in this Agreement shall give rise to any obligation by Purchaser to retain any employee or group of employees of Davidge following the Closing.

                  (b) At or prior to the Closing, S1 and Davidge shall prepare and deliver to Purchaser a schedule which sets forth the accrued and unpaid bonuses and commissions for each of the employees of Davidge entitled to a bonus or commission and payable in respect of any period up to the Closing Date (such aggregate amount, the "BONUS REIMBURSEMENT AMOUNT"). Purchaser shall pay to each employee of Davidge the bonus and commission amounts set forth on the schedule opposite his or her name in a time and manner consistent with Davidge's practice of paying bonuses and commissions prior to the Closing. S1 shall reimburse Purchaser the full amount of the Bonus Reimbursement Amount, in accordance with the provisions of Annex A hereto.

                  (c) At or prior to the Closing, S1 and Davidge shall prepare and deliver to Purchaser a schedule which sets forth the accrued and unused vacation for each of the employees of Davidge entitled to vacation in respect of any period up to the Closing Date and the dollar value associated therewith (such aggregate amount, the "VACATION REIMBURSEMENT AMOUNT"). S1 shall reimburse Purchaser the full amount of the Vacation Reimbursement Amount, in accordance with the provisions of Annex A hereto.

                  7.6      ADVICE OF CHANGES.

                  The Sellers shall promptly advise Purchaser of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on Davidge, or to cause or constitute a material breach of any of the respective representations, warranties or covenants contained herein.

                  7.7      CURRENT INFORMATION.

                  Davidge shall promptly notify Purchaser of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving it, and will keep Purchaser fully informed of such events.

                  7.8      INDEMNIFICATION.

                  (a) S1 agrees to indemnify, defend and hold harmless Purchaser and its officers and directors at all times after the Closing from and against any and all claims, damages, losses, liabilities, payments, costs, obligations and expenses (including, without limitation, all reasonable legal, accounting and other professional fees and disbursements) (collectively, "DAMAGES") to the extent such Damages result from, arise out of, or are caused by:

                           (i)      a breach of any representation or warranty
made by Davidge or S1 contained in this Agreement or in any certificate or other instrument or agreement delivered by or on behalf of Davidge or S1 pursuant to this Agreement;

                           (ii)     a breach of any covenant, agreement or
undertaking made by Davidge or S1 in this Agreement or in any certificate or other instrument or agreement delivered by or on behalf of Davidge or S1 pursuant to this Agreement;

                           (iii)    the employment or termination of Stephen
Lynner, Benjamin Lichaa and Irv Steltz by Davidge prior to the Closing whether or not related to the transactions contemplated by this Agreement;

                           (iv)     the lawsuit styled as Nicholas A. Davidge v.
S1 Corporation and Davidge Data Systems Corp., File 04-CV-02884, pending in the United States District Court, Southern District of New York or any other litigation by Nicholas Davidge against Davidge arising out of or related to his employment with Davidge prior to the date hereof or arising out of the Agreement and Plan of Merger by and among, S1, Delta Acquisition Corporation, Davidge and the Davidge shareholders dated January 18, 2000 and S1 hereby agrees to assume control of the defense of such lawsuit and to reimburse Purchaser and Davidge, as applicable, for any legal or other expenses incurred by Purchaser and Davidge, as applicable, in connection with the defense thereof;

                           (v) except as otherwise set forth in the New York Sublease (as defined in Section 7.12)
attached hereto as Exhibit A, any obligation (including relating to termination) pursuant to the Lease, by and between 20 Place Associates LLC (as successor in interest to West World Holding, Inc.) and S1 (as successor in interest to Davidge), dated January 18, 1990, as amended; or

                           (vi)     any obligation of Davidge: (A) relating to
options granted by S1 to purchase shares of the common stock of S1 held by employees of Davidge prior to or as of the date hereof; or (B) under the 2004 S1 Executive and Management Incentive Plan.

                  (b) Purchaser agrees to indemnify, defend and hold harmless S1 and its officers and directors at all times after the Closing from and against any and all Damages to the extent such Damages result from, arise out of, or are caused by:

                           (i)      a breach of any representation or warranty
made by Purchaser contained in this Agreement or in any certificate or other instrument or agreement delivered by or on behalf of Purchaser pursuant to this Agreement; or

                           (ii)     a breach of any covenant, agreement or
undertaking made by Purchaser in this Agreement or in any certificate or other instrument or agreement delivered by or on behalf of Purchaser pursuant to this Agreement.

                  Notwithstanding the foregoing or anything in this Agreement to the contrary, the term "Damages" shall in no event include any loss of profits or business opportunity, or any indirect, special or consequential damages however caused.

         7.9      CLAIM FOR INDEMNIFICATION.

                  (a) Subject to Section 7.9(b), any claim for indemnification must be made by written notice to the party against whom indemnification is sought. Such notice shall specify in reasonable detail the particulars of the claim for indemnity and the basis upon which indemnity is claimed. Any claim for indemnification shall be paid in cash.

The aggregate value of the indemnification payments made by any party hereunder shall be limited to:

        (1) 40% of the Purchase Price, for Damages other than pursuant to or resulting from:

                           (i)      Sections 7.8(a)(iii), (v) (only to the
extent Damages are caused by the acts or omissions of S1) and (vi) hereof, or

                           (ii)     any breach of a covenant contained in
Sections 6.1(a)-(n), 7.10, 7.11 or 7.14 hereof, or

                           (iii)    any inaccuracy or breach of a representation
or warranty contained in Sections 3.10, 3.19 or 4.4 hereof (subsections (i), (ii) and (iii) together, the "EXCEPTED DAMAGES"), and

         (2)      the Purchase Price for the Excepted Damages,

provided, however, that the aggregate value of the indemnification payments made by any party hereunder shall in no event exceed the Purchase Price. Notwithstanding the foregoing, the aggregate value of the indemnification payments, if any, made by S1 with respect to any Damages arising under Section 7.8(a)(iv) shall be unlimited.

Except as provided in Section 10.7, the indemnification provisions contained in
Section 7.8, Section 7.11 and this Section shall constitute the sole and exclusive remedy for Damages resulting from any inaccuracy or breach of a representation or warranty or breach of any covenant or agreement made by Purchaser, S1 or Davidge pursuant to this Agreement. Notwithstanding anything herein to the contrary, no claims for Damages shall be asserted, and no party shall be liable for any claim for indemnification hereunder, other than with respect to Damages pursuant to Sections 7.8(a)(iii), (iv), (v) and (vi) hereof, unless and until the aggregate amount of Damages that would otherwise be payable exceeds $200,000 (the "DEDUCTIBLE AMOUNT"), in which case the Seller shall be liable for all such Damages. In calculating the Deductible Amount or Damages hereunder, other than with respect to Damages pursuant to Sections 7.8(iii),
(iv), (v) and (vi) hereof, all Damages which total less than $17,500 with respect to any single claim for Damages shall be excluded in their entirety, and the indemnified party shall have no recourse for such Damages. If any event shall occur which would otherwise entitle Purchaser to assert a claim for indemnification hereunder, no Damages shall be deemed to have been sustained to the extent of (i) any net proceeds received by the indemnified party from any insurance policy with respect thereto, (ii) any net recovery received by the indemnified party from third parties with respect thereto, or (iii) any tax benefit realized by the indemnified party with respect thereto. S1 and Purchaser shall take all reasonable steps to mitigate damages in respect of any claim for which they are seeking indemnification, including, without limitation, using commercially reasonable efforts to effect recovery from third parties and of available insurance claims in connection with such claim.

                  (b)      Indemnification Procedures for Third Party Claims.

                           (i)      If any third party shall notify any party
(the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other party (the "INDEMNIFYING PARTY") under this Agreement, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                           (ii)     Any Indemnifying Party will have the right
to defend the Indemnified Party against the Third Party Claim with counsel of its choice so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder (not to be unreasonably withheld), (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (D) the Indemnifying Party is conducting the defense of the Third Party Claim actively and diligently (provided, that in the event the Indemnified Party does not believe that the Indemnifying Party is conducting the defense of the Third Party Claim actively and diligently, the Indemnified Party may upon reasonable advance notice to the Indemnifying Party, with an opportunity to cure any identified deficiency, defend itself with counsel of its choice, at the Indemnifying Party's expense). In the event counsel to the Indemnifying Party identifies a conflict of interest in connection with such counsel's representation of the Indemnifying Party, the Indemnifying Party shall take all necessary measures to resolve the conflict, including, but not limited to selecting new counsel.

                           (iii)    So long as the Indemnifying Party is
conducting the defense of the Third Party Claim in accordance with Section 7.9(b)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv)     In the event any of the conditions in
Section 7.9(b)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Agreement.

        7.10     POST-CLOSING COOPERATION.

                  Purchaser and S1 shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns following the Closing and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser shall fully cooperate with S1 in the completion of all of Davidge's books and records for any period prior to the Closing Date. Purchaser and S1 further agree (A) to retain all books and records with respect to Tax matters pertinent to Davidge relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or S1, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Purchaser or S1, as the case may be, shall allow the other party to take possession of such books and records.

                  7.11     TAX MATTERS.

                           (a)      Any tax sharing agreement to which Davidge
and S1 are parties shall be terminated as of the Closing Date and after the Closing Date neither party shall have any liability to the other thereunder. S1 shall indemnify and hold harmless Davidge and Purchaser against any loss, cost or liability arising from the inclusion of Davidge in any consolidated tax return of S1 or any consolidated group of which S1 is or was a member.

                           (b)      S1 shall include the income (or losses) of
Davidge on consolidated federal income Tax Returns for the affiliated group of which S1 is the common parent (the "S1 GROUP") for all periods through the end of the Closing Date ("CONSOLIDATED RETURN PERIODS") and pay any federal Income Taxes attributable to such income. Following the Closing, Davidge shall furnish Tax information to S1 for inclusion in the S1 Group's federal consolidated income Tax Return for the Consolidated Return Period that includes the Closing Date in accordance with past custom and practice. The income (or losses) of Davidge shall be apportioned to Consolidated Return Periods and periods after the Closing Date ("SEPARATE RETURN PERIODS") by closing the books of Davidge as of the end of the Closing Date. S1 will allow Purchaser an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent they relate to Davidge.

                           (c)      If the S1 Group has a consolidated net
operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit or a consolidated excess charitable contribution (each as defined in the Regulations and each a "CARRYFORWARD TAX ATTRIBUTE") that can be carried to a Separate Return Period, then the portion, if any, of such Carryforward Tax Attribute that is attributable to Davidge shall be determined in accordance with Section 1.1502-79 of the Regulations. For purposes hereof, "REGULATIONS" means the Treasury Regulations promulgated pursuant to the U.S. Internal Revenue Code.

                           (d)      S1 will pay to Purchaser any Tax refund
resulting from a carryback of a post-acquisition Tax attribute of Davidge to the S1 consolidated Tax Return; and S1 will cooperate in obtaining such refunds, including filing amended Tax Returns. Purchaser will indemnify S1 for any Taxes resulting from disallowance of such Tax attributes upon audit.

                  7.12     NEW YORK SUBLEASE.

                  Prior to the Closing, S1 and Davidge shall have entered into that certain sublease in substantially the form attached hereto as Exhibit A (the "NEW YORK SUBLEASE").

                  7.13     ACCOUNTS RECEIVABLE.

                  The parties agree that the accounts receivable set forth on
Section 7.13 of the Sellers Disclosure Schedule shall be included in the calculation of the Earn-Out Consideration (as defined in Annex A) in accordance with the provisions of Annex A hereto.

                  7.14     NON-COMPETE.

                  In partial consideration of the payment of the Purchase Price, S1 agrees that for a period of two years following the Closing Date, S1 and each entity that S1 directly (or indirectly through a controlled Affiliate) controls, including any entity acquired by S1 subsequent to the date hereof, shall not provide order management, order routing (connectivity) or regulatory equity and equity option trade reporting software and services with respect to equities and equity option transactions (the

"Business"). The restriction set forth in the previous sentence shall terminate upon a consolidation or merger of S1 into any unaffiliated entity, the sale of all or substantially all of S1's assets, or any other transaction or transactions which result in more than 50% of the voting power of S1 being held by persons or entities which did not hold more than 50% of the voting power of S1 prior to the consummation of such transaction or transactions. For purposes of this Section, "CONTROL" means the ability (through the ownership of securities or similar interests, by contract or otherwise and whether or not exercised) to elect a majority of the board of directors or similar governing body of a person. This Section shall not prohibit S1 from acquiring an interest in any entity where no more than one-third of such entity's operations consists of, or one-third of such entity's revenues are recognized from, the Business.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

                  8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE STOCK PURCHASE.

                  The respective obligation of each party to effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  (a)      NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY.

                  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Stock Purchase or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Stock Purchase. All waiting periods, if any, under foreign merger notification requirements, if applicable, relating to the transactions contemplated hereby shall have expired or been terminated early and all material foreign antitrust approvals required to be obtained prior to the consummation of the transactions contemplated hereby shall have been obtained.

                  8.2      CONDITIONS TO OBLIGATIONS OF PURCHASER.

                  The obligation of Purchaser to effect the Stock Purchase is also subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following conditions:

                           (a)      REPRESENTATIONS AND WARRANTIES.

                           The representations and warranties of Davidge and S1
set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Purchaser shall have received a certificate signed by an officer of Davidge and S1 to the foregoing effect.

                           (b)      PERFORMANCE OF COVENANTS AND AGREEMENTS OF
DAVIDGE AND S1.

                           Davidge and S1 shall have performed all covenants and
agreements required to be performed by them under this Agreement in all material respects at or prior to the Closing Date. Purchaser shall have received a certificate signed by an officer of Davidge and S1 to the foregoing effect.

                           (c)      NO MATERIAL ADVERSE EFFECT.

                  No Material Adverse Effect shall have occurred with respect to Davidge, which is continuing as of the Closing Date.

                  (d)      DELIVERY OF THE SHARES.

                  S1 shall have delivered a stock certificate representing the Shares with an appropriate stock power duly endorsed to Purchaser.

                  (e)      TERMINATION OF EMPLOYEES.

                  Stephen Lynner and Benjamin Lichaa shall not be employed by Davidge.

                  (f) RESIGNATIONS OR REMOVAL OF OFFICERS AND DIRECTORS OF DAVIDGE.

                  Davidge shall have either received the written resignations (effective as of or prior to Closing) of each of its officers and directors or such officers and directors shall have been removed from serving in such capacity (effective as of or prior to Closing).

                  (g)      EXECUTION OF NEW YORK SUBLEASE.

                  S1 and Davidge have entered into the New York Sublease in substantially the form attached hereto as Exhibit A and the same shall be in full force and effect, which sublease shall have received the required consent of the related landlord.

                  (h)      ASSIGNMENT AND ASSUMPTION AGREEMENT.

                  The parties shall have executed the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B.

                  (i)      DELIVERY OF SOURCE CODE.

                  Davidge and S1 shall have delivered to Purchaser a CD-Rom containing the source code for the Davidge Software listed in Section 3.19(b) to the Sellers Disclosure Schedule.

        8.3      CONDITIONS TO OBLIGATIONS OF DAVIDGE AND S1.

                  The obligations of Davidge and S1 to effect the Stock Purchase are subject to the satisfaction or waiver by Davidge and S1 at or prior to the Closing of the following conditions:

                  (a)      REPRESENTATIONS AND WARRANTIES.

                   The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Davidge and S1 shall have received a certificate signed by an officer of Purchaser to the foregoing effect and confirming the continued accuracy of the provisions of Section 5.5 hereof.

                  (b)      PERFORMANCE OF COVENANTS AND AGREEMENTS OF
PURCHASER.

                           Purchaser shall have performed all covenants and
agreements required to be performed by it under this Agreement at or prior to the Closing Date, except in each case where such nonperformance does not or would not have a Material Adverse Effect on Purchaser. Davidge and S1 shall have received a certificate signed by an officer of Purchaser to the foregoing effect.

                           (c)      PURCHASE PRICE.

                           Purchaser shall have delivered the Firm Consideration
by wire transfer to S1.

                           (d)      CONFIDENTIALITY AGREEMENT.

                           Purchaser shall have executed and delivered to S1 the
Confidentiality Agreement.

                           (e)      KNIGHT GUARANTY.

                           Knight Execution Partners LLC ("KNIGHT") shall have
released S1 from its guarantee of Davidge's obligations under the Davidge Data User Agreement and Limited Warranty, dated March 28, 2002, by and between Davidge and Knight.


                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

                  9.1      TERMINATION.

                  This Agreement may be terminated at any time prior to the
Closing:

                           (a)      by the mutual written consent of Purchaser
and S1, duly authorized by the Boards of Directors of Purchaser and S1;

                           (b)      by Purchaser or S1 if a Governmental Entity
shall have issued an order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Stock Purchase, which order, decree, ruling or other action is final and nonappealable;

                           (c)      by Purchaser or S1 if the Stock Purchase
shall not have been consummated on or before November 30, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

                           (d)      by Purchaser or S1 (provided that the
terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of S1 or Davidge, on the one hand, or Purchaser, on the other hand, if such breach, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Davidge or Purchaser, as the case may be, and such breach shall not have been cured within 20 days following receipt by the breaching party of written notice of such breach from the other party or such breach, by its nature, cannot be cured prior to the Closing or within 20 days, whichever is longer; or

                           (e)      by Purchaser or S1 (provided that the
terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of S1 or Davidge, on the one hand, or Purchaser, on the other hand, and such breach shall not have been cured within 20 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing or within 20 days, whichever is longer, except in each case where such breach does not or would not have a Material Adverse Effect on Davidge or Purchaser, as the case may be.

                  9.2      EFFECT OF TERMINATION.

                          In the event of termination of this Agreement by
either Purchaser or S1 as provided in Section 9.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section
7.2 and Sections 9.2, 10.1 and 10.8 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

                  9.3      AMENDMENT.

                           This Agreement may not be amended except by an
instrument in writing signed on behalf of each of the parties hereto.

                  9.4      EXTENSION; WAIVER

                           At any time prior to the Closing, the parties hereto,
by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X
                               GENERAL PROVISIONS

                  10.1     EXPENSES.

                           All costs and expenses incurred in connection with
this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that S1 shall have paid all costs and expenses incurred by Davidge prior to Closing in connection with this Agreement and the transactions contemplated hereby.

                  10.2    NOTICES.

                          All notices and other communications hereunder shall
be in writing and shall be deemed given if delivered personally, or three days after mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (a)  if to Davidge or S1, to:
                         S1 Corporation
                         3500 Lenox Road
                         Suite 200
                         Atlanta, GA 30326
                         Attn.: Chief Executive Officer

                         with copies (which shall not constitute notice) to:

                         Hogan & Hartson L.L.P.
                         Columbia Square
                         555 Thirteenth Street, N.W.
                         Washington, DC 20004
                         Attn.: Stuart G. Stein, Esq.

                    and

                         S1 Corporation
                         3500 Lenox Road
                         Suite 200
                         Atlanta, GA 30326
                         Attn.: General Counsel

                    (b)  if to Purchaser, to:
                         GL Consultants, Inc.
                         261 Madison Avenue
                         New York NY 10016
                         Attn.:  Chief Executive Officer

                         with a copy to:

                         GL Trade SA
                         42 rue Notre-Dame-des-Victoires
                         75002 Paris, France
                         Attn.: General Counsel


                  10.3     INTERPRETATION.

                  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, an Exhibit of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  10.4     COUNTERPARTS.

                  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  10.5     ENTIRE AGREEMENT; CONSTRUCTION.

                  This Agreement (including the disclosure schedules, documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                  10.6     GOVERNING LAW.

                  This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law rules.

                  10.7     ENFORCEMENT OF AGREEMENT.

                  The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  10.8    SEVERABILITY.

                  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  10.9     PUBLICITY.

                  The parties will agree to the extent reasonably practicable before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national or foreign securities exchange.

                  10.10    ASSIGNMENT; LIMITATION OF BENEFITS.

                  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  10.11    SURVIVAL.

                  The representations, warranties, covenants and agreements of Purchaser, Davidge and S1 contained in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive for a period of twelve (12) months after the Closing Date; provided that those covenants and agreements contained herein and therein, which by their terms apply in whole or part for a period greater than twelve months after the Closing Date shall survive for such longer period of time, and the representations made in Sections 3.1 through and including 3.21 shall survive for the applicable periods set forth in Section
10.11 of the Sellers Disclosure Schedule; and provided, further, that if a claim is still pending at the end of any such designated period, the particular representation, warranty, covenant, agreement and/or undertaking upon which such claim is based will survive (but only with respect to such claim) until the claim is resolved.

                  10.12    ADDITIONAL DEFINITIONS.

                  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

                  "AFFILIATED PERSON": any director, officer or 5% or greater stockholder, spouse or other person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 5% or greater stockholder, general partner or 5% or greater trust beneficiary.

                  "KNOWLEDGE" or "KNOW": means with respect to a party hereto, with respect to a matter in question, that as to S1 or Purchaser, the directors or any executive officer of such party has actual knowledge of such matter, and as to Davidge, Stephen Lynner, Richard Dobb (solely in his capacity as a director of Davidge and not as counsel to S1 or Davidge), Jaime Ellertson or Matt Hale has actual knowledge of such matter.

                  "LAWS": any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

                  "MATERIAL ADVERSE EFFECT": means, with respect to Purchaser, S1 or Davidge, as the case may be, a condition, event, change or occurrence that is not anticipated by this Agreement and that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, loans, securities, deposit accounts, business or properties of Purchaser, S1 or Davidge (other than as a result of (i) changes in laws or regulations or interpretations thereof by courts or Governmental Entities or accounting rules of general applicability or interpretations thereof, (ii) actions or omissions of Davidge or S1, on the one hand, or Purchaser, on the other hand, taken with the prior written consent of the other party, or required under this Agreement, or (iii) changes, after the date of this Agreement, in general economic or market conditions affecting the parties generally), or (B) the ability of Purchaser, S1 or Davidge to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.


                            [SIGNATURES ON NEXT PAGE]

                  IN WITNESS WHEREOF, S1, Davidge and Purchaser have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.



                                          S1 CORPORATION


                                          By:    /s/ Matthew Hale
                                          Name:  Matthew Hale
                                          Title: CFO


                                          DAVIDGE DATA SYSTEMS CORP.


                                          By:    /s/ Matthew Hale
                                          Name:  Matthew Hale
                                          Title: CFO


                                          GL CONSULTANTS, INC.


                                          By:    /s/ Gerard Varjacques
                                          Name:  Gerard Varjacques
                                          Title: CEO

          (Continuation of Signature Page to Stock Purchase Agreement)


GL Trade SA ("GL TRADE") does hereby unconditionally and absolutely guaranty to S1 the performance by Purchaser of all of the terms, covenants, conditions, duties and obligations contained herein (including, without limitation, the prompt payment of any amounts to be paid by Purchaser hereunder). GL Trade shall have no obligation under this Agreement other than as expressly stated in the preceding sentence.

                                                 GL TRADE SA


                                                 By:     Pierre Gatignol
                                                 Name:   Pierre Gatignol
                                                 Title:  Chief Executive Officer

                                     ANNEX A


                                EARN-OUT SCHEDULE


                  For purposes of this Annex, the following terms shall have the meanings set out below. All other capitalized terms used herein but not defined below shall have the meanings set forth in the Agreement. This Annex sets forth the terms and conditions of the calculation and payment of the Earn-out Consideration pursuant to the Agreement. The parties agree and acknowledge that the terms of the Earn-out set forth herein relate solely to how the Earn-out Consideration is calculated, notwithstanding actual operations or results of Davidge or S1.

                  "ANNUALIZED 2004 REVENUES" shall mean the amount equal to all Eligible Revenues DIVIDED by three, then MULTIPLIED by four.

                  "HARDWARE PASS-THROUGH COSTS" shall mean the actual cost to Davidge of any hardware sold by Davidge during the third quarter of 2004.

                  "EARN-OUT CONSIDERATION" shall mean the amount calculated in accordance with Section 2 hereof.

                  "EARN-OUT PAYMENT DATE" shall be the Closing Date, if the final determination of the Earn-out Consideration is agreed by S1 and the Purchaser prior to such date in accordance with the terms hereof, or else within five days following the final determination of the Earn-out Consideration pursuant to the terms hereof.

                  "ELIGIBLE REVENUES" shall mean the amount equal to all Revenues MINUS (i) all Revenues attributable to that certain Amendment dated September 30, 2004 to the agreement entered into by and between Davidge and Lehman Brothers Inc. dated December 31, 2001, and (ii) the Hardware Pass-Through Costs.

                   "REVENUES" shall mean any amounts that are properly recognized and reported as "revenue" by Davidge during the first three quarters of 2004 in accordance with GAAP applied on a consistent basis, as reasonably determined by S1's independent certified public accountants.

*                 *                 *

1. PAYMENT OF EARN-OUT CONSIDERATION. The Earn-out Consideration shall be paid on the Earn-out Payment Date. The Earn-out Consideration shall in no event exceed $1,750,000.

2. CALCULATION OF EARN-OUT CONSIDERATION. The Earn-out Consideration shall be equal to: Annualized 2004 Revenues MULTIPLIED by two, MINUS the sum of: (x) $12,500,000, (y) the Bonus Reimbursement Amount and (z) the Vacation Reimbursement Amount, PLUS the sum of the Amount to Remit to S1 column on Section 7.13 to the Sellers Disclosure Schedules, to the extent such amounts are not received by the Sellers prior to Closing; provided, that, if such result is less than zero, the Earn-out Consideration shall be zero.

3. REVENUE SUMMARIES. For purposes of determining the payment(s) to be made hereunder, S1 shall cause to be delivered to Purchaser within 30 days following the end of the third quarter of 2004, a document which calculates the Annualized 2004 Revenues (the "REVENUE SUMMARY"), together with a statement of S1 which states that such Revenue Summary was prepared in accordance with the terms of this Agreement, and which sets forth the calculation of the Earn-out Consideration. S1 will provide Purchaser with such information as it shall reasonably request in order to verify S1's calculations of the Earn-out Consideration.

4.       DISPUTE RESOLUTION.

                  (a) Within ten (10) days after its receipt and review of the Revenue Summary, if the Purchaser disagrees with S1's determination of the Earn-out Consideration, the Purchaser shall notify S1 of such disagreement.

                  (b) The Purchaser and S1 agree to negotiate in good faith to resolve any such disagreement and any resolution agreed to in writing by the Purchaser and S1 shall be final and binding upon the parties.

                  (c) If the Purchaser and S1 are unable to resolve the disagreements identified by the Purchaser within thirty (30) days after notice to S1 of such disagreement, then the disputed matters shall be referred to the Business Development and External Growth Director of Purchaser and the Vice President, Office of the CEO and Corporate Development of S1 for resolution. If such officers are not able to come to an agreement with respect to the Revenue Summary, then the disagreement shall be referred to the Chief Executive Officers of each of the Purchaser and S1 for resolution. If the Chief Executive Officers of the parties are unable to come to an agreement with respect to the Revenue Summary within fifteen (15) days, then, within fifteen (15) days thereafter, the matter shall be referred for final determination to a nationally recognized accounting firm mutually agreeable to S1 and the Purchaser (the "Accounting Arbitrator"). The Accounting Arbitrator shall deliver to the Purchaser and S1, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms herein. Upon the decision of the Accounting Arbitrator (or the earlier agreement of the Purchaser and S1), the Revenue Summary, as adjusted if necessary, shall be deemed to be final for purposes of calculating the Earn-out Consideration. The fees, expenses and costs of the Accounting Arbitrator shall be borne equally by S1 and the Purchaser.